Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form F-10 of Shopify Inc. of our report dated February 12, 2020, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which is filed as Exhibit 1.2 of Shopify Inc.’s Annual Report on Form 40-F for the year ended December 31, 2019.

We also consent to the reference to us under the heading “Interests of Experts”, which appears in the Annual Information Form included in Exhibit 1.1 of Shopify Inc.’s Annual Report on Form 40-F for the year ended December 31, 2019, which is incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants
Ottawa, Canada
August 6, 2020